Comparison of change in value of $10,000 investment in Dreyfus New York Tax Exempt Bond Fund, Inc.
and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                      Dreyfus            Lehman
                      New York          Brothers
                     Tax Exempt        Municipal
  PERIOD                Bond              Bond
                    Fund, Inc.          Index *

  5/31/91             10,000            10,000
  5/31/92             11,023            10,982
  5/31/93             12,415            12,297
  5/31/94             12,591            12,600
  5/31/95             13,541            13,748
  5/31/96             13,790            14,376
  5/31/97             14,911            15,567
  5/31/98             16,307            17,027
  5/31/99             17,036            17,822
  5/31/00             16,620            17,669
  5/31/01             18,612            19,814

*Source: Lipper Inc.